Exhibit 99.1
Pinnacle Airlines Pilot contract still in limbo

Next steps up to National Mediation Board

Memphis, Tenn. (September 24, 2009) – Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), and the Air Line Pilots Association, International (ALPA) announced today that the Pinnacle Pilots have voted against ratifying the agreement to amend the contract covering the Airline’s 1,250 Pilots.

“We put a very generous deal on the table in keeping with our desire to fairly compensate our Pilots, and we were very optimistic when the contract was presented to our Pilots for a vote,” said Philip H. Trenary, President and CEO of Pinnacle Airlines Corp.  “The National Mediation Board (NMB) will decide the next steps and we are hopeful that we can achieve a swift resolution.”

“We felt that the improvements in compensation, benefits and work rules agreed upon by the Airline and the Pilot negotiating committee are industry competitive, so we are very disappointed that the tentative agreement was not approved by the Pilots,” said Clive Seal, President and General Manager of Pinnacle Airlines, Inc.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 140 regional jets under Delta brands in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands.  Colgan Air, Inc. operates a fleet of 48 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly more than 1,280 daily flights and transport 13 million passengers a year to 152 cities and towns in North America.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, LaGuardia, Memphis and Minneapolis.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162